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                                                                   Exhibit 10.13

                                AMENDMENT NO. 1
                                       to
                              OPERATING AGREEMENT


     This Amendment No. 1 to the Operating Agreement (the "Amendment") is made and entered into as of September 26, 1996, by and among Saban Entertainment, Inc. ("SEI"), FCN Holding, Inc. ("FCNH") and Fox Broadcasting Company ("FBC"), which are each Delaware corporations.

                                R E C I T A L S
                                - - - - - - - -


     A. SEI, FCNH and FBC are parties to that certain Operating Agreement, dated as of December 22, 1995 (the "Agreement"). All terms defined in the Agreement which are not defined in this Amendment shall have the same meanings when used in this Amendment.

     B. The parties desire to amend the Agreement to reflect agreed upon modifications and deletions of various sections thereof.

     C. Pursuant to Section 9.3.10 of the Agreement, Sections 3.2, 5.7.4 and 8.4.1(d) of the Agreement may be amended only with the written consent of each of the Class B Members, Saban and the Class A Member.

     D. The parties to this Amendment have determined that it is in the best interest of all of the parties that the obligation to pay $10 million to FBC pursuant to Section 9.3.15 of the Agreement be fixed and unconditional.

     E. Concurrently with the execution of this Amendment, Fox Kids Worldwide, L.L.C. (the "LLC") has paid to FBC $10 million representing the full satisfaction of all obligations owing to FBC related to the services heretofore performed and hereafter to be performed by FBC for and on behalf of the LLC pursuant to Section 9.3.15 of the Agreement and that certain Agreement re Obligations under Administration Agreement.

     F. Upon receipt of the $10 million from the LLC, FBC concurrently has paid $10 million to the LLC in exchange for an additional $10 million of Class A Members Interests in the LLC.
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                               A G R E E M E N T
                               - - - - - - - - -

     NOW, THEREFORE, in consideration of the foregoing facts, the parties hereto agree as follows:

     1.   Section 3.2 of the Agreement is amended to read in full as follows:

          3.2 Class A Member. FBC shall be a Class A Member hereunder. As a Class A Member, FBC shall have the right to receive distributions of Distributable Cash pursuant to Section 5.7.4 hereof, distributions on dissolution or liquidation pursuant to Section 8.4.1(d) hereof and allocations of net profits and net losses and similar items from the Company as expressly provided for in Section 5.4 hereof, but shall not have any other rights of a Member including, without limitation, the right to vote or participate in the management or any right to information concerning the business and affairs of the Company. FBC's Class A membership in the Company shall terminate at such time as FBC shall receive aggregate distributions from the Company under Sections 5.7.4 and 8.4.1(d) or otherwise in an aggregate amount equal to $50 million.

     2. Section 5.4.1(b) of the Agreement is amended to read in full as follows:

          Second, to the Class A Member, to the extent of the excess, if any, of
     (i) the aggregate of the amounts distributed to it under Sections 5.7.4 and 8.4.1(d) with respect to all taxable years of the Company up to and including the Subject Taxable Year over (ii) the aggregate Net Income allocated to it under this Section 5.4.1(b) for all taxable years of the Company prior to the Subject Taxable Years.

     3.   Section 5.7.3 of the Agreement is amended to read in full as follows:

          5.7.3     [Intentionally deleted.]

     4.   Section 5.7.4 of the Agreement is amended to read in full as follows:

          5.7.4 Third, to the Class A Member until the Class A Member has received aggregate distributions under this Section 5.7.4 in the aggregate amount of $50 million, after which the Class A Member shall not have any further right to receive any distributions hereunder.

     5.   Section 5.7.5 of the Agreement is amended to read in full as follows:
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          5.7.5     Fourth, to the Class B Members as from time to time
     determined by the Members Committee.

     6. Section 8.4.1(c) of the Agreement is amended to read in full as follows:

          (c)       [Intentionally deleted.]

     7. Section 8.4.1(d) of the Agreement is amended to read in full as follows:

          (d) third, to the Class A Member in an amount equal to the positive difference, if any, between $50 million and the aggregate of all distributions of Distributable Cash distributed to the Class A Member pursuant to Section 5.7.4 hereof.

     8. Section 9.3.15 of the Agreement is amended by adding the following sentence at the end of such Section.

     From and after the date of that certain Agreement re Obligation Under Administration Agreement between FBC and the Company, this Section 9.3.15 shall have no further force or effect.

     9. Except as expressly modified herein, all terms of the Operating Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.


SABAN ENTERTAINMENT, INC.


By /s/ Haim Saban
   --------------------------
     Haim Saban
     Its: Chief Executive Officer


FOX BROADCASTING COMPANY                FCN HOLDING, INC.


By /s/ Jay Itzkowitz                    By /s/ Jay Itzkowitz
   ----------------------                  ---------------------------
     Jay Itzkowitz                           Jay Itzkowitz
     Its: Senior Vice President              Its: Senior Vice President
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The Undersigned hereby consents and agrees to the foregoing Amendment, as of the date first above written.


                                        /s/ Haim Saban
                                        ----------------------------
                                        Haim Saban